Exhibit 10.1

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED
PROGRAM AGREEMENT

THIS AMENDED AND RESTATED PROGRAM AGREEMENT ("Agreement") is made this 3rd day of August, 2011 by and between Republic Bank & Trust Company ("Republic"), a Kentucky corporation, with its principal office at 601 W. Market Street, Louisville, KY  40202, Jackson Hewitt Inc. ("JHI"), a Virginia corporation, with its principal office at 3 Sylvan Way, Parsippany, NJ 07054, and Jackson Hewitt Technology Services LLC (“JHTSL”), a Delaware limited liability company, with its principal office at 501 N. Cattlemen Road, Suite 300, Sarasota. FL 34232.

RECITALS

WHEREAS, JHI (i) is the franchisor of the Jackson Hewitt Tax Service® tax preparation system to independently owned and operated franchisees (“Franchisees”) and (ii) through Tax Services of America, Inc., a wholly owned subsidiary, owns and operates Jackson Hewitt Tax Service locations (“Corporate Stores,” and together with Franchisees, “EROs”); and

WHEREAS, the EROs provide income tax return preparation with electronic filing and related services to customers; and

WHEREAS, JHTSL agrees to provide, certain technology services, personnel and related support to Republic and EROs in connection with the Program; and

WHEREAS, Republic offers products to customers of tax service companies; and

WHEREAS, Republic desires to offer and provide  Financial Products (as defined herein) to customers of certain EROs designated by JHI and accepted by Republic, from time to time, and JHI desires that Republic provide such services, on the terms and subject to the conditions hereinafter set forth (the “Program”); and

WHEREAS, Republic desires, and JHI agrees to provide, its marketing and training services and personnel in connection with and to devote support and additional resources in support of the Program; and

WHEREAS, Republic and JHI entered into the Program Agreement (“Original Program Agreement”) on September 19th, 2007; and

WHEREAS, Republic and JHI amended the Original Program Agreement on December 2, 2008, November 23, 2009, December 29, 2009, June 30, 2010, September 30, 2010,  December 14, 2010 and June 29, 2011; and

WHEREAS, Republic and JHI wish to amend and restate the Original Program Agreement as previously amended and as amended herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1.	ERO Participation; General Terms

1.1.	Definitions

(a)           “Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or any day recognized by the Federal Reserve Bank as a legal holiday.

(b)           “Customer” shall mean a Jackson Hewitt Tax Service customer that was also a customer of a financial institution that provided financial products facilitated by EROs and such customer received a RAL and a funded Federal AR, as herein defined, or solely a funded Federal AR from such financial institution.  Under this Agreement, an AR is considered to be funded if all bank fees are earned by Republic in the current year.  For purposes of this definition, joint borrowers or joint recipients of such a financial product shall constitute one “Customer.”

(c)           “Financial Product(s)” shall mean the products offered by Republic under the Program, specifically, a RAL and Federal and state AR, each as further defined in Section 3 hereof.

(d)           “Tax Season” shall mean the period beginning on January 2 of a calendar year and ending on the last day an individual is permitted to file a federal income tax return with the Internal Revenue Service (“IRS”) without the taxpayer requesting an extension, typically on or about April 15 of such calendar year.

1.2           ERO Participation.

Republic and JHI agree to offer the Program to those EROs designated by JHI from time to time as provided in Article 2 hereof.  JHI shall require all EROs designated to participate in the Program to enter into separate agreements with Republic, in a form to be mutually agreed to by JHI and Republic, and with such changes thereto as the parties, from time to time, shall agree (the “ERO Agreement”) and to facilitate the offer of Financial Products to customers of such EROs in accordance with the terms thereof.  JHI shall further require all EROs designated to participate in the Program to (i) sign the ERO Agreement; (ii) retain copies of all signed ERO Agreements; and (iii) deliver, electronically or via US Mail, all executed copies of the ERO Agreement to Republic prior to the first day of each Tax Season.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

2.	ERO Locations

2.1.
Limited Exclusivity. Republic shall be the sole, exclusive and designated Financial Product provider for the ERO locations as set forth in, or as determined by JHI in accordance with the terms of, this Agreement.  To the extent an ERO location is designated by JHI as a Republic location for a Tax Season (and any related period of time), then such ERO location shall not be permitted to accept applications for Financial Products (or products substantially similar thereto) during the same Tax Season on behalf of any financial institution other than Republic without the prior written approval of Republic.

2.2.
Designated ERO Locations.  For each of Tax Seasons 2012, 2013 and 2014, Republic shall be the exclusive provider of Financial Products to ERO locations that serviced, in total, no less than [*] of the prior Tax Season Customers.   The ERO locations shall be set out in a list to be provided to Republic no later than November 1 of each year (such list as evidenced by the parties’ signatures and such ERO locations shall be referred to as “Designated ERO Locations”).  All Designated ERO Locations are subject to, and must meet, Republic’s ERO underwriting criteria.  Furthermore, JHI agrees that all ERO enrollment records shall be submitted to Republic no later than December 1 of each year of the term.  In addition, it is understood that this Agreement solely relates to the provision of services to customers in Designated ERO Locations by Jackson Hewitt Tax Service tax preparers and not any other method of distribution (e.g. online tax preparation services).  In the event JHI’s arrangement with a national retailer precludes the offering of a Financial Product in the retailer’s stores, then this Agreement shall be modified accordingly.

2.3.	Management. All management personnel of ERO locations designated by JHI shall be subject to approval by Republic, in advance, through Republic’s ERO underwriting guidelines.

3.	Financial Products.

3.1.
Products Generally.  Republic shall offer and provide Financial Products to customers of designated EROs, on the terms and subject to the conditions set forth herein, and such other products and services as the parties may, from time to time agree.

3.2.	Financial Product Definitions:

(a)
“Refund Anticipation Loan” or  “RAL” shall mean a loan to a customer secured by the customer’s anticipated federal income tax return refund (as identified in IRS Form  8879 or similar form), subject to any limitations that may be imposed thereon due to the application of Republic’s underwriting criteria or other factors.

(b)
“Assisted Refund” or “AR” shall mean a non-loan financial product through which a customer’s federal and/or state income tax refund (as identified in IRS Form 8879 and any applicable state tax form, respectively) is deposited into an account established by Republic and (i) disbursed, net of authorized fees and charges, to the customer by check or debit card, or (ii) disbursed, net of authorized fees and charges and via an automated clearing house credit (“ACH “)to the customer’s designated bank account.

3.3.
State Products.  Republic shall provide AR services to all Applicants requesting the same, if approved, with respect to all states whose taxing authority accepts state income tax returns electronically and disburses refund amounts via direct deposit.

3.4.
Product Development.  Republic and JHI may agree, from time to time, to develop and add additional financial products to the Program. The description of such additional products and the terms and conditions governing their offer shall be set forth in a separate agreement between Republic and JHI.

4.	RAL Eligibility.

The parties agree that only those Jackson Hewitt Tax Service customers who apply for a Financial Product from Republic (“Applicants”) whose federal income tax returns are filed electronically and such return sets forth an anticipated federal income tax refund and such customer has selected an AR shall be eligible to apply for a RAL.  An Applicant who meets the foregoing requirements shall nevertheless be subject to underwriting criteria developed by Republic.

5.	JHI's Obligations and Procedures.

JHI agrees, in connection with the operation of the Program, to: (i) conduct such advertising; (ii) prepare forms and other written materials; (iii) cause its EROs to be equipped with computer equipment and hardware; (iv) maintain personnel; (v) train such personnel and EROs with respect to the Program Guidelines (as defined in Section 6.6); and (vi) take such other actions, in each case as reasonably necessary to advertise and accommodate the facilitation of Financial Products to Applicants at its expense, as well as the following specific duties:

5.1.
Preparation and Filing of Returns.  JHI shall require EROs participating in the Program to prepare and/or collect and file with the appropriate taxing authorities federal and state income tax returns for their respective customers.

5.2.
Application Process.  JHI shall require participating EROs to require that each Applicant (i) complete and sign an application in a form developed by Republic and reviewed by JHI prior to each Tax Season (the “Application”), which application may also include a loan agreement (the “Loan Agreement”) and disclosure statement(s) or form(s) meeting the requirements of applicable federal laws and regulations as determined by Republic (the “Disclosure Statement”), and (ii) is given a copy of any and all disclosures required to be provided pursuant to applicable State or local law (“State Disclosure Documents”).  The Application shall include, among other things, a request for certain information and certifications, as well as an authorization, signed by the customer, to (A) disclose the tax return information for the application process in accordance with Section 301.7216 of the U.S. Treasury Department regulations (“Section 7216”) and (B) allow Republic to repay any delinquent RAL with the proceeds of the Financial Product obtained pursuant to the Application. Participating EROs shall be responsible, pursuant to the terms of the ERO Agreement, for ensuring that the Application is complete and accurately reflects all material information received from the customer; provided, however, if the ERO uses commercially reasonable due diligence and fraud prevention measures in accordance with the Program Guidelines, neither JHI nor the ERO shall be held responsible for false or inaccurate information provided by customers.

5.3.
Completion of IRS Form 8879.  In connection with each Application, JHI shall require each participating ERO to complete IRS Form 8879 and the direct deposit designation in the electronic portion of the Applicant’s federal (and state, if applicable) income tax return which shall include information provided by Republic (such as the applicable Republic check routing number and customer account number) and shall name Republic as the financial institution.  The forms shall be signed by an employee of the ERO and by the customer, and shall also indicate that the account is a checking account and that the source is “other”.  JHI shall cause the same information to be contained in the appropriate data field as part of the income tax return electronically filed by the ERO.

5.4.
Customer Copies.  JHI shall require each participating ERO to timely provide to each Applicant a signed copy of the Application, Loan Agreement, Disclosure Statement, and State Disclosure Documents (which may be combined into one or more forms), signed IRS Form 8453 or similar form, together with any other agreements or documents that Republic reasonably may require, as identified to and reviewed by JHI prior to each Tax Season; provided that Republic shall be solely responsible for the form and content of all of the aforementioned documents, subject to JHI review prior to each Tax Season, and for their compliance with applicable laws, rules and regulations (“Applicable Law”).

5.5.	Retention and Handling of Documents.

(a)
Retention. JHI shall require each participating ERO to retain, a copy, electronic or otherwise, of the signed Application, Loan Agreement, Disclosure Statement and State Disclosure Documents, if any, in the customer’s file maintained by them for a period of three (3) years following the preparation and execution thereof, after which time such documents shall be properly destroyed by commercially reasonable methods in accordance with the Program Guidelines.  At the reasonable request of Republic, JHI shall cause EROs to deliver to Republic a copy of any Application or other documentation within three (3) business days.

(b)
Tax Returns. For fraud detection, underwriting and collection purposes, subject to JHI’s receipt of the customer’s consent as provided in Section 7216, JHI shall provide to Republic electronic copies of each such  customer’s electronically filed federal income tax return, in the format prescribed by the IRS, simultaneously with or promptly after the Application information is transmitted to Republic.

5.6.
Lost Checks.  If a Republic customer notifies an ERO that a check disbursed by it has become lost, or that he or she has not received a check mailed by Republic within 14 days, then JHI shall require the ERO and such customer to immediately request Republic to stop payment thereon and complete any required documentation, including an indemnification bond, in a form satisfactory to Republic.  When Republic receives the request, the completed indemnification bond and any other documentation required by Republic, a new check will be issued at Republic’s sole discretion.  All issuing and re-issuing of checks, including a waiting period, if applicable, will be at Republic’s sole discretion.

5.7.
Collection Assistance.  At the reasonable request of Republic, and subject to Applicable Law, JHI shall provide reasonable assistance to Republic in the collection of past due RALs.  Such assistance may include, among other things, providing updated addresses and phone numbers for customers, to the extent permitted by law.

5.8.
Training.  JHI shall devote employees and resources reasonably necessary to provide Republic’s required Financial Product training and training in the operation of ProFiler in connection with the Program to EROs and corporate staff.

5.9.	Support. JHI shall operate a call center to support EROs in connection with the operation of ProFiler as it relates to the facilitation of the Program.

5.10.	Guaranty. JHI hereby guarantees the performance of JHTSL under Section 19 of this Agreement.

5.11.
Insurance.  JHI agrees to procure and maintain Commercial General Liability insurance of not less than Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) in the aggregate and Professional Liability Insurance with policy limits of not less than Four Million Dollars ($4,000,000) per claim in the aggregate.  JHI agrees to provide proof of said insurance upon Republic’s request.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

6.	Republic's Obligations and Procedures.

6.1.
Processing of Applications. Republic shall, on each day during the Term, process Applications and provide Financial Products with respect thereto for all Applications received electronically in accordance with Republic’s underwriting criteria in effect at that time (as the same may be amended from time to time by the mutual consent of the parties) and in accordance with industry standards; provided that Republic shall use commercially reasonable efforts to process RAL Applications within two hours (if a credit bureau is employed to evaluate the creditworthiness of a RAL applicant, then within eight hours; if there is a positive match to the Office of Foreign Assets Control List, then within twelve hours) after having received from JHI an acknowledgment of the due filing of the related tax return, together with any corresponding debt indicator (if applicable), as received from the IRS.  The foregoing process times shall, in each case, be met [*] of the time (i.e., a [*] service level).  Notwithstanding the foregoing, Republic shall not accept any Applications at any time if Republic (i) receives notification from the IRS that an ERO is under investigation, (ii) reasonably suspects fraudulent activity originating through an ERO, or (iii) considers loan delinquencies on RALs originating through an ERO to be unacceptable, in its reasonable discretion. Republic shall be responsible for decisions made by it to approve or deny loan Applications, including, without limitation, the provision to applicants of adverse action notices or other notices required by Applicable Law.

6.2.
Disbursement/Check Print Authorizations. Republic shall promptly communicate disbursement authorizations to JHI (i) immediately upon approval of a RAL solely for loan proceeds and (ii) in for all other disbursements upon receipt of and after processing IRS or state refund pre-note files to the extent such practice does not violate any applicable bank regulations, provided that federal and state funding shall be released by Republic no later than the effective date designated by the IRS or applicable state taxing authority, respectively.  Republic shall be responsible for all disbursement/check authorizations issued by it, including losses incurred as a result of its issuance of duplicate or multiple check print authorizations or checks issued by Republic in error or with information inconsistent with the information in the disbursement request received from JHI.  JHI agrees to cooperate with Republic in the recovery of all duplicate checks.  Additionally, the ERO shall be responsible for and indemnify Republic for any losses incurred as a result of printing duplicate checks from a single check print authorization; provided, however, that such ERO shall have no indemnity obligations if the ERO complies with the requirements set forth in the Program Guidelines regarding check print authorizations and duplicate checks.

6.3.	Establishment of Accounts; Availability of Funds.

(a)
Republic shall establish and maintain at Republic a segregated account for the benefit of Republic customers (each, a “Deposit Account”), which account shall conform to the requirements of 12 C.F.R. 330.5 so as to afford such customers FDIC insurance with respect to such Deposit Accounts. Upon notification to JHI that a RAL has been approved or that an AR has been funded, Republic shall transfer the amount of the net loan proceeds or net refund, respectively, to the Deposit Account.  All disbursements to Republic customers shall be drawn on the Deposit Account and shall be paid promptly upon presentment.  Republic shall make all disbursements in the manner elected by the Republic customer, as set forth in the Application and Loan Agreement. Republic shall have the right to offset against the Deposit Account all fees and charges authorized by the Republic customer to be paid to Republic, the ERO or otherwise  pursuant to such customer’s Application and Loan Agreement for a Financial Product in an amount up to the amount of the Financial Product.

(b)
Upon notification to JHI that an AR has been funded, Republic shall transfer funds via ACH from the Deposit Account into the account designated for receipt thereof by the Republic customer.  If the ACH transfer is not successful, then Republic shall disburse the refund via a check drawn on the Deposit Account and printed by the Republic customer’s ERO or mailed directly by Republic.

(c)	Republic shall have sufficient funds available at all times to pay all disbursements authorized by Republic under the Program.

6.4.	Deduction of Additional Charges; Timing and Order of Disbursements.

(a)
Republic shall remit payment to the appropriate ERO of all fees and charges authorized by customers to be paid to such ERO (e.g., tax preparation and other fees) upon funding of Financial Products.  The foregoing shall be set forth in greater detail in the applicable ERO Agreement between such ERO and Republic and in the Program Guidelines.

(b)
All Financial Product disbursements shall be made to the customer net of all authorized fees, deductions or charges.  From the customer’s refund, and after the RAL payoff (if applicable), disbursements will be made in the following order:  (1) Republic, for Tax Refund Administration Fee; (2) ERO, for tax preparation fees;  (3) JHI and ERO, as directed, for the Gold Guarantee Fee; (4) JHTSL, for the Transmitter Fee; (5) Republic, for prior year RAL obligation(s); (6) RAL provider other than Republic, for prior year obligation (if applicable); and, (7) customer, for all remaining funds.  However, in the event that following the RAL payoff Republic does not receive funds in excess of its Tax Refund Administration Fee, all funds received will be disbursed to the customer.

(c)
If the customer’s refund is less than the amount of the outstanding RAL, then Republic shall notify the ERO and the customer of such shortfall, and demand prompt payment to Republic of the outstanding amount.

6.5.
Establishment of Fees and Underwriting Criteria.  The pricing, fees, and terms for the Program shall be developed for each Tax Season by Republic in consultation with JHI, provided, however, that in the event Republic and JHI cannot agree on the pricing and fees for the Financial Products, Republic’s decision will control, subject to the parameters set forth in this Section 6.5.  The underwriting criteria for the Financial Products will be developed by Republic and may be modified from time to time at Republic’s sole discretion.  The pricing, fees, terms and underwriting criteria must be commercially reasonable, substantially similar to the pricing, fees and terms of financial product programs offered in other Jackson Hewitt Tax Service offices, and within regulatory guidelines, based on the best information available that Tax Season, including IRS prior-year funding trends, competitive product offerings and customer and ERO behavior.  The Financial Product pricing, fees and terms shall be set forth in writing by Republic no later than October 1st preceding each Tax Season during the Term.

6.6.
Development of Forms/Materials.  Republic shall develop reasonable program guidelines for the offering, marketing, receipt and processing of Applications, the making of loans and the delivery of Financial Product proceeds (“Program Guidelines”) and shall create and distribute to JHI for its prior review forms to be used by participating EROs of each of the following: the Application, Loan Agreement, Disclosure Statement, and disbursement checks.  For the avoidance of doubt, the term "Program Guidelines" shall not include Guidelines or other materials that are developed by JHI, including, without limitation, materials that are developed by JHI and reviewed by Republic pursuant to Section 10.1 hereof or otherwise.  Republic may create solicitation, marketing and promotional materials relating to the Program, each of which shall be subject to JHI’s prior review.  Republic shall provide such assistance as JHI reasonably may request in connection with the preparation and dissemination to customers of State Disclosure Documents.  Republic covenants and agrees that the Program Guidelines and all documents and materials provided by it hereunder (including, without limitation, the Application, Loan Agreements, Disclosure Statements, disbursement checks, solicitation materials and marketing and promotional materials) shall comply with Applicable Law.

6.7.
Check Stock.  Republic shall provide and distribute to each participating ERO an adequate supply of consecutively numbered checks upon which they may affix a facsimile signature of an authorized Republic signatory as provided by Republic, and shall promptly replenish such stock upon the ERO’s request at no charge, unless the ERO requests overnight delivery (in which case the ERO shall pay for such delivery).

6.8.
Reports.  Republic shall provide weekly reports to JHI describing all ACH transmissions from the IRS to Republic and all paid items, and covering such other matters and in such form as JHI reasonably may request.  Republic covenants and agrees that each such report will be true, correct and complete in all respects and all such reports shall be available to JHI on a secure website on a real-time basis.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

6.9.
Applicable Law.  Without limiting or conditioning the obligations of JHI and the EROs to comply with Applicable Law, Republic shall consider reasonable steps proposed by JHI to address concerns raised by JHI with respect to the operation of the Program and the facilitation of Financial Products as it relates to JHI and EROs being in compliance with Applicable Law or potential violations of Applicable Law.

6.10.
Loan Denial Notice.  Republic shall send a proper loan denial notice under the Equal Credit Opportunity Act, Regulation B and other Applicable Laws to each applicant whose loan request was declined by Republic.

6.11.
ERO Designations. Republic agrees that it will offer and provide Financial Products to customers of the EROs designated by JHI pursuant to Section 2 hereof in accordance with and subject to the terms and conditions of this Agreement.

6.12.
Fraud Detection.  Republic shall cooperate with JHI in developing and implementing procedures to detect Fraudulent Activity in the Program.  Republic shall immediately inform JHI when it suspects Fraudulent Activity originating through an ERO and JHI shall inform Republic of the actions it takes in response to such notification.  Furthermore, JHI agrees to take additional action as requested by Republic in reference to any participating ERO’s Fraudulent Activity, to the extent commercially reasonable.  As used herein, “Fraudulent Activity” means [*].

6.13.	Technology Obligations.

(a)	Program Deliverables. Republic shall cooperate and consult with JHTSL to agree on Deliverables for a Tax Season and the related timeline.

(b)	Systems.

(i)
Unless required by Applicable Law, Republic shall not alter its existing systems and software without first providing written notice to JHTSL to ensure compatibility of the proposed modifications such that they will not adversely affect the offering of Financial Products under the Program or render JHTSL unable to operate or use with ProFiler as it currently exists.  Republic shall cause its systems to communicate with ProFiler, including such that Applications can be transmitted to Republic and responses to the Applications can be received by JHTSL, ProFiler and the Jackson Hewitt Tax Service office locations.

(ii)
Republic acknowledges that ProFiler is distributed to Jackson Hewitt Tax Service offices nationally and to EROs through multiple locations and not all of which will participate in the Program or ProFiler as it relates to the Program as developed under this Agreement and that certain Program requirements or requests as they relate to ProFiler will not be reasonable or practicable due to the needs and requirements of Jackson Hewitt, and the operation of Jackson Hewitt’s business and ProFiler.  Toward that end, Republic agrees that it will use its commercially reasonable efforts to accommodate reasonable requests of JHTSL with respect to the Deliverables and Program to ensure that JHTSL’s programs are not inconsistent, impractical or unduly burdensome on JHTSL or the operation of the Jackson Hewitt Tax Service business.

(iii)
Republic shall provide JHTSL with all necessary information needed from Republic to create and populate required documents, including information related to the processing of the tax refund for customers created for the respective Financial Product.

(c)
Availability.  Republic shall be available during regular business hours on regular business days and otherwise as reasonably necessary for consultation to JHI and JHTSL to assist in timely completion of Deliverables and continuation of operations during Tax Season.

7.	Representations, Warranties and Covenants.

7.1.
JHI represents and warrants to Republic that JHI is a corporation in good standing under the laws of its jurisdiction of incorporation and is duly qualified to transact business in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification (except where the failure to so qualify would not have a material adverse effect on its business).  Republic represents and warrants to JHI that Republic is a Kentucky state chartered bank in good standing under the laws of its jurisdiction of incorporation and is duly qualified by Kentucky and the Federal Deposit Insurance Corporation to transact business in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification (except where the failure to so qualify would not have a material adverse effect on its business).  Each party represents and warrants to the other that (i) its execution and delivery of this Agreement does not and will not violate its Certificate of Incorporation or charter or breach or constitute a default under any agreement or arrangement to which it is a party; (ii) it has the legal right to enter into and perform its obligations hereunder; (iii) its execution and delivery hereof has been duly authorized by all necessary corporate action on its part and this Agreement constitutes its legal and binding agreement, enforceable against it in accordance with its terms; and (iv) its Marks (as defined below) do not infringe upon the intellectual property rights of any third party.

7.2.
Republic covenants and agrees that it shall comply with all Applicable Laws, rules and regulations in connection with the offer and sale of Financial Products and the performance of its obligations under this Agreement.  Without limiting the foregoing, Republic covenants and agrees that its evaluation and processing of Applications, its provision and documentation of loans and ARs, the fees charged by it for such loans and ARs and its activities involving the collection of outstanding RALs shall comply with all applicable state and federal laws, rules and regulations, including, without limitation, the Truth-In-Lending Act (15 U.S.C. Sec 1601-1667), the Equal Credit Opportunity Act (15 U.S.C. Sec. 1691-1691f), the Electronic Fund Transfer Act (15 U.S.C. 1693, et seq.) and other applicable provisions of the Consumer Credit Protection Act (15 U.S.C Sec. 1601).

7.3.
Each party further covenants to and agrees with the other that it shall fulfill its obligations hereunder in a diligent and timely fashion, consistent with the best practices in the industry; that all hardware, software, processes and procedures each party uses in providing the services hereunder are owned or properly licensed to such party and will not violate the trademark or copyright rights, right of publicity or privacy of, or constitute libel or slander against, or involve plagiarism or violate any other rights of, any person or entity and that such party’s use of them will comply with all Applicable Laws; that all processing systems, software and hardware, and policies or procedures used by each party and all rules and protocols covering such party’s employees, agents and independent contractors providing services hereunder, contain protections and security enhancements, consistent with industry standards, and provide safeguards and system protections, consistent with industry standards, to prevent hacking, viruses, security breaches, loss of data, any breach of the Gramm-Leach-Bliley Act and applicable regulations promulgated thereunder, any breach of the confidentiality provisions hereof, identity theft and fraud against customers effecting transactions contemplated by this Agreement.

7.4.
JHI covenants to and agrees with Republic that it shall comply with all applicable Program Guidelines and Applicable Law in connection with the performance by it of its obligations under this Agreement.  JHI shall comply in all material respects, and shall instruct EROs to comply, with all Program Guidelines provided by Republic in advance of each Tax Season and Applicable Law concerning the preparation and processing of Applications.

7.5.	JHI agrees that each participating ERO must have an Electronic Filer's Identification Number (“EFIN”) and Preparer Tax Identification Number (“PTIN”).

8.	Term and Termination.

8.1.
Term.  This Agreement shall be effective upon its execution and applicable to the Program for Tax Seasons 2012, 2013 and 2014 and all related periods.  This Agreement shall terminate and expire on October 14, 2014, unless extended by written agreement of the parties (the “Term”).

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

8.2.
Termination by Either Party.  Either party may at its option terminate this Agreement upon twenty (20) days’ prior written notice if (i) the other party has materially breached any of the terms hereof and has failed to cure such breach within such twenty day time period or (ii) the continued operation of the Program or the electronic filing program is no longer commercially feasible or practical, or no longer provides the same opportunity, to the terminating party due to legal, legislative or regulatory determinations, enactments or interpretations or significant external events or occurrences beyond the control of the terminating party; provided, however, that in the case of clause (ii), the parties shall first mutually endeavor in good faith to modify the Program in a manner resolving the problems caused by legal, legislative or regulatory or external events or occurrences. In addition, either party may terminate this Agreement immediately upon notice to the other party, upon (x) the filing by or against the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under comparable law; (y) the other party’s making of an assignment of all or substantially all of its assets for the benefit of creditors; or (z) application of the other party for the appointment of a receiver or trustee of its assets.

8.3.
Termination by JHI.  JHI may terminate this Agreement immediately after a good faith discussion as to alternatives if Republic’s processing systems are not available for any reason (including any Force Majeure Event, as defined in Section 13.2) for two (2) consecutive days or more during any Tax Season, or for 30 consecutive days or more during any other time.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

8.4.
Termination by Republic.  On or before September 16 of each year of the Term, Republic shall have the right to terminate this Agreement if  the Republic customers who have obtained RALs during the Tax Season ending during such year have in the aggregate a RAL delinquency in excess of: (i) [*] based upon Republic’s RAL history as measured on August 31 of such year (and after taking into account all August fundings by the IRS) if the IRS did not provide a Debt Indicator (DI) in its acknowledgement record (the “[*] Delinquency”), or (ii) [*] based upon Republic’s RAL history as measured on August 31 of such year (and after taking into account all August fundings by the IRS) if the IRS did provide a DI in its acknowledgement record (the “[*] Delinquency”); provided, however, that such termination shall only be effective if Republic first delivers notice to JHI no later than September 5 of such year requesting a meeting to discuss issues surrounding potential termination, and thereafter the parties mutually endeavored in good faith to modify the Program in a manner resolving such matter for a period of no less than ten (10) days after such notice was received by JHI, and within two days after such tenth day, a termination notice is delivered to JHI by Republic.  In the event of a termination by Republic pursuant to this Section 8.4, JHI shall pay to Republic a termination fee in an amount equal to [*].  No later than November 5, Republic shall deliver to JHI the detail of the calculation of such fee.  Republic will provide JHI with all additional information reasonably requested by JHI to validate such calculation.  If JHI agrees with such calculation, JHI shall make such payment no later than two (2) business days after its receipt of information requested from Republic.  If JHI disputes such calculation, such disagreement shall be resolved pursuant to the dispute resolution procedures set forth in this Agreement and JHI shall not make any payment until such dispute is resolved.  The remedy set forth in this Section 8.4 shall be Republic’s sole remedy with respect to RAL losses. In addition, Republic may terminate this Agreement upon notice to JHI at the latest date allowable by Republic’s regulator in the event Republic is directed by one of its regulators to cease offering any of the Financial Products or to cease the Program with JHI.

8.5.
Continuation of Program.  In the event of a termination of the Program under this Agreement during a Tax Season, both parties shall continue to provide the Program through the end of such Tax Season, unless otherwise agreed in writing by the parties or prohibited by law or regulation, and all the relevant provisions of and obligations under this Agreement shall survive until such obligations have been completed including any payment obligations for such Tax Season.  In addition, either party may elect to discontinue providing the Program during a Tax Season if the termination is due to an event with respect to the other party described in the last sentence of Section 8.2 occurs.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

9.	Ownership of Loans.

The parties agree that Republic will be the sole owner of the loans made under the Program.  In addition, Republic shall have the authority to transfer or assign such loans at any time, provided that Republic shall continue to fulfill all obligations owed to JHI and JHTSL under this Agreement.  Without limiting the foregoing, (i) any such transfer or assignment (a) shall comply with all Applicable Laws, rules and regulations, and (b) shall not cause Republic to breach any of its representations or obligations hereunder, and (ii) the transferee or assignee shall (a) represent, warrant and covenant to comply with all Applicable Laws, rules and regulations in the servicing and collection of such loans, (b) agree to provide customer service at a level at least as high as that offered by Republic and (c) demonstrate to Republic’s reasonable satisfaction the ability to comply with such representations, warranties and covenants.

10.	Marketing and Other Materials.

10.1.
Review.  Each party shall have the right to review and approve all marketing materials used to promote the Program (in all events such review to be completed within [*] of receipt thereof) and approval shall not be unreasonably withheld.  JHI shall provide, and require all EROs to provide, to the extent applicable, all marketing materials to Republic for prior written approval.  The parties agree to negotiate in good faith to resolve any differences and to agree upon mutually agreeable alternative language within two (2) Business Days after either party notifies the other of its disapproval.  Republic shall review such materials for compliance with Applicable Laws specifically relating to the offering of Financial Products (e.g., compliance with Regulation Z) and JHI may rely on such review; provided, however, that JHI agrees to indemnify Republic for any damages incurred by Republic due to JHI’s failure to adopt any revisions required by Republic for such materials to comply with Applicable Laws specifically relating to the offering of Financial Products.  For the avoidance of doubt, Republic may, but shall have no responsibility to, review such materials for compliance with Applicable Laws relating to the offering of goods and services generally, including, without limitation, federal and state laws regulating misleading, unfair or deceptive statements, acts or practices or unfair competition.  JHI shall be responsible for the compliance of such materials with all other Applicable Laws, including, without limitation, the Applicable Laws described in the preceding sentence, and Republic may rely on JHI’s review.

10.2.
License.  During the Term and subject to the terms and conditions of this Agreement, each party grants to the other a non-exclusive, non-assignable right and license to use, reproduce and display its names, trademarks, service marks, trade names, service names or logos (“Marks”), solely in connection with the marketing, making and processing of Financial Products to customers in connection with the Program.  Neither party shall adopt or use, or seek to register, without the other party’s prior written consent, any variation of such other party’s Marks, or any mark similar thereto or likely to be confused therewith.  Any and all goodwill arising from either party’s use of the Marks of the other party shall inure solely to the benefit of such other party, and neither during nor after the termination or expiration of this Agreement shall either party assert any claim to the other party’s Marks or associated goodwill.  Neither party shall use the Marks of the other party for any purpose except those specifically set forth herein.  All rights in and to the Marks of a party which are not specifically granted to the other party herein shall remain with such party.

11.	Confidential Information.

11.1.
Confidentiality Rights of the Parties.  The parties hereto understand that implementation and operation of the Program involves the use of certain systems, computer programs, marketing, product development, risk management, strategy data and other information, including business information and trade secrets (“Proprietary Information”), that are proprietary to the respective parties.  Each party shall safeguard all Proprietary Information made available to it by the other party, taking reasonable precautions to withhold the same from disclosure to the same extent that it would take to safeguard its own confidential information and data.  Such Proprietary Information shall not include information which is (i) shown to have been known by the receiving party prior to disclosure to it by the other party, (ii) generally known to others engaged in the same trade or business as the furnishing party, (iii) available to the public through no act or omission by the receiving party or its representatives or professional advisors, or (iv) which is rightfully obtained by the receiving party from third parties (other than professional advisors or other representatives) without restriction of confidentiality.  In addition to the foregoing, Republic specifically agrees not to make copies of or to disclose to any other person or firm, other than to employees of Republic who need-to know such information in order to perform Republic’s obligations under this Agreement and who have agreed to be bound by this Article 11, any Proprietary Information (including, without limitation, the names of EROs or customers or any other identifying information obtained through its relationship with JHI as set forth in this Agreement) for any purpose other than performing its obligations hereunder. The foregoing sentence shall not preclude Republic from using its own records of loans which were declined under the Program as reference material in the event any customer whose Application was declined subsequently applies directly to Republic for a loan.  Upon the termination or expiration of this Agreement or the earlier written request of the furnishing party, the parties will return to any furnishing party all Proprietary Information received in connection with this Agreement and certify in writing to such furnishing party that such receiving party has not retained any copies of such Proprietary Information.  Republic acknowledges and agrees (i) that it will keep all information with respect to ProFiler and the modifications and developments hereunder confidential; and (ii) that JHTSL maintains sole and exclusive ownership rights in ProFiler as modified, and further disclaims on behalf of itself and all other persons any ownership or purported ownership rights in the same.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

11.2.
Privacy.  No party shall make any unauthorized disclosure of or use any personal information of individual consumers which it receives from the other party or on the other party’s behalf other than to carry out the purposes for which such information is received, and each party shall comply, to the extent applicable, with the requirements of the implementing regulations of Title V of the Gramm-Leach Bliley Act of 1999, specifically including, 16 Code of Federal Regulations, Chapter I, Subchapter C, Part 313.11 and 313.13.  JHI and Republic shall each adopt and maintain a comprehensive privacy policy with respect to its handling of the personal information of individual customers submitted by such customers to JHI (through the EROs) and to Republic.  JHI’s and Republic’s privacy policy shall be available on their respective Internet web sites and each shall comply with the provisions of their respective privacy policies.

11.3.
Breach.  Should there be a breach in security resulting in unauthorized intrusion(s), each party agrees to immediately provide notice to the other party of same and shall specify the corrective action taken in response.  The party experiencing the breach shall assess the nature and scope of any incident and specifically identify the Confidential Information that has or may have been improperly accessed or misused.  The party experiencing the breach shall take appropriate steps to contain and control any incident of breach of security relating to the Confidential Information and will indemnify the other party for any loss or costs associated with any breach of security or unauthorized disclosure.

12.	Indemnification.

12.1.
Indemnification by JHI.  JHI shall indemnify, defend and hold harmless Republic, its affiliates and their respective officers, directors and employees from and against any and all expenses and costs (including reasonable attorney's fees and court costs) or liabilities (including amounts paid in settlement) incurred by Republic in connection with any third party claim, dispute, controversy or litigation (individually a “claim”) arising out of or resulting from (i) JHI’s violation of Applicable Law (except when such violation is directly caused by JHI's compliance with Program Guidelines); (ii) any material breach by JHI of any representation, warranty, covenant or agreement hereunder or (iii) the negligence or willful misconduct of JHI in connection with the performance by it of its obligations under this Agreement.  [*].  JHI agrees to cooperate with all reasonable requests from Republic for information and documents necessary to investigate any Fraudulent Activity.

12.2.
Indemnification by Republic. Republic shall indemnify, defend and hold harmless JHI, its affiliates, and their respective officers, directors, employees and agents, from and against any and all expenses and costs (including reasonable attorney's fees and court costs), or liabilities (including amounts paid in settlement) incurred by any of them in connection with any third party claim, dispute, controversy or litigation (individually, a "claim") arising out of or resulting from (i) the Program Guidelines; (ii) the administration, offer and sale of Financial Products pursuant to the ERO Agreement and the Program Guidelines hereunder; (iii) any violation or alleged violation of Applicable Law (including, without limitation, the Federal Truth in Lending Act or any regulation of the Federal Reserve Board or other applicable federal or state banking or consumer finance laws or regulations) by Republic, the Financial Products offered by Republic or the Program Guidelines, (iv) the use of the names, trademarks, service marks, trade names, service names, and logos of Republic in any materials produced hereunder and approved by Republic in connection with the Program; (v) any material breach by Republic of any representation, warranty, covenant or agreement hereunder; or (vi) the negligence or willful misconduct of Republic in connection with the performance by it of its obligations under this Agreement.

12.3.
Procedures. The indemnitee shall promptly notify the indemnitor in writing of any claim that may be the subject of indemnification under this Article 12, and shall promptly tender to the indemnitor sole control of the defense and any settlement thereof; provided, however, that the failure of an indemnitee to so notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder to the extent that such failure does not actually prejudice the indemnitor with respect to such claim; and provided, further that the indemnitor shall not compromise or settle any claim or action without the prior approval of the indemnitee.  The indemnitee shall have the right (but not the obligation) to defend such action or proceeding by retaining attorneys of its own selection to represent it at the indemnitor’s reasonable expense; provided that the indemnitor shall in all events have the right to participate in such defense; and provided further that the indemnitee shall not compromise or settle any such claim or action without the prior approval of the indemnitor.

13.	Limitation of Liability.

13.1.
Consequential Damages.  No party will be liable to the other party for incidental, special, indirect or consequential damage, or loss of profits, income, use or other benefits, arising out of or in connection with the performance of its obligations under this Agreement or any failure of such performance; unless such damage or loss is subject to the indemnification provisions of this Agreement or arises from that party's gross negligence or willful misconduct.

13.2.
Force Majeure.  Notwithstanding any other provision herein to the contrary, either party shall be excused from performance hereunder for failure to perform any of the obligations if (i) such failure to perform occurs by reason of any of the following events (“Force Majeure Events”): act of God, fire, flood, storm, earthquake, tidal wave, communications failure, sabotage, war, military operation, terrorist attack, national emergency, mechanical or electrical breakdown, general failure of the postal or banking system, civil commotion, strikes, or the order, requisition, request or recommendation of any governmental agency or acting governmental authority, or either party’s compliance therewith or government proration, regulation, or priority, or any other similar cause beyond either party’s reasonable control and (ii) such Force Majeure Event is beyond such party’s reasonable control.  The party excused from performance shall be excused from performance (i) only after notice from the party whose performance is impaired, (ii) only during the continuance of the Force Majeure Event and (iii) only for so long as such party continues to take reasonable steps to mitigate the effect of the Force Majeure Event and to substantially perform despite the occurrence of the Force Majeure Event.  The party whose performance is not impaired may terminate this Agreement by giving notice to the other party after two (2) consecutive days’ failure of performance during any Tax Season or upon thirty (30) consecutive days’ failure of performance at any other time, effective immediately upon written notice to such party.

14.	Commitment to Negotiation; Mediation and Arbitration of Disputes.

14.1.
Negotiation. Except with respect to either party's wrongful use of the Marks of the other party for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against JHI by third parties, neither party shall institute any proceeding in any court or administrative agency or any arbitration to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties shall then attempt to resolve the dispute through mediation and/or arbitration as provided in this Article 14.

14.2.
Mediation.  If a dispute is not resolved by direct negotiation, as provided hereinabove, either party may demand mediation.  In the event mediation is demanded, it shall take place with a mediator to be agreed upon by the parties.  In the event the parties are unable to agree upon a mediator, one will be appointed by the American Arbitration Association (“AAA”).  The mediation will take place at a mutually agreeable location.  A demand for mediation will not preclude a party from filing a demand for arbitration, but the parties will agree to a stay of any arbitration proceedings for a period of a minimum of three months from the date mediation is demanded to permit the mediation to take place.

14.3.
Scope of Arbitration. Except for either party’s wrongful use of the Marks for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against JHI by third parties, all controversies, disputes or claims between JHI and Republic (and any owners, guarantors, affiliates and employees of Republic, if applicable, but in no event shall any of such owners, guarantors, affiliates and employees be deemed third-party beneficiaries of this Agreement), arising out of or related to: (i) this Agreement or any other related agreement between JHI and Republic, or any provision of any such agreements; (ii) the relationship of the parties; (iii) the validity of this Agreement or any other related agreement between JHI and Republic or any provision of any such agreements; or (iv) any problem arising from the undertakings hereunder, will be submitted for mediation, as set forth in Section 14.2 and, in the event mediation is not demanded by a party or does not result in a resolution of the dispute, for binding arbitration in accordance with the rules of the AAA on demand of either party. Republic agrees to cause its owners, guarantors, affiliates and employees of Republic reasonably likely to be involved in such controversies, disputes and claims to agree to be bound by the provisions of Sections 14.2, 14.3, 14.4, 14.5 and 14.6 hereof.

Such arbitration proceeding will be conducted at a mutually agreeable location and will be heard by a panel of three arbitrators in accordance with the then current Commercial Arbitration Rules of the AAA, provided that the Federal Rules of Evidence shall be applicable to the arbitration hearing and any evidence obtained for or presented at the hearing and that the arbitrators shall be attorneys familiar with the Federal Rules of Evidence. All other matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law.

The decision and award of the arbitrators will be binding and conclusive upon both JHI and Republic, and enforceable in any court of competent jurisdiction. The arbitrators have the right, in their discretion, to award or include in the award any lawfully appropriate relief (including, punitive damages) and to assess costs or expenses to one or both parties and may award attorneys’ fees and legal costs to the prevailing party as part of such award, provided that the arbitrator will not have the right to declare any Mark generic or otherwise invalid.

JHI and Republic agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under Applicable Law or this Agreement, whichever expires earlier.  JHI and Republic further agree that, in connection with any such arbitration proceeding, each must submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above will be forever barred.

Each party agrees that arbitration will be conducted on an individual, not a class-wide, basis, and that an arbitration proceeding between JHI and Republic may not be consolidated with any other arbitration proceeding between either party and any other person, corporation, limited liability company or partnership, provided that JHI or Republic may consolidate any arbitration proceeding commenced under this Section 14.3 with any arbitration proceeding commenced by JHI, JHTSL or Republic under any other agreement executed in connection herewith.

Notwithstanding anything to the contrary contained in this Section 14.3, JHI and Republic shall each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that JHI or Republic must contemporaneously submit the dispute for arbitration on the merits as provided herein and the submission to the court shall not waive the right to arbitration.

14.4.
Governing Law. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). Except to the extent governed by the Federal Arbitration Act, the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§1051 et seq.), or other federal law, this Agreement and all claims arising from the relationship between JHI and Republic will be governed by the laws of New York without regard to its conflict of laws principles.

14.5.
Consent to Jurisdiction. Each party agrees that the other party may institute any action against it (which is not required to be arbitrated hereunder) and any action to confirm or to enforce an arbitration award hereunder in any state or federal court of competent jurisdiction and irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction of or venue in such courts.

14.6.	Waiver of Jury Trial. JHI and Republic irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of them against the other party.

15.	No Joint Venture.

This Agreement or any acts pursuant hereto shall not constitute a joint venture or create a partnership, agency or employment relationship between the parties.  Except as expressly provided in this Agreement, no party shall have, or hold itself out as having, any right, power or authority to act or create any obligation, express or implied, on behalf of the other.

16.	Audit Rights.

16.1.
During the Term and for a period of one year thereafter, Republic shall (a) maintain reasonably adequate books and records with respect to any fees or compensation to be provided to JHI hereunder and otherwise with respect to its obligations hereunder; (b) upon reasonable written request, provide access to such books and records to JHI and its authorized agents (including, but not limited to, its auditors); and (c) cooperate with, and provide to, JHI and such agents such assistance as they reasonably may require.  JHI shall pay for the expenses associated with the conduct of such audit, provided that if such audit reveals an underpayment by Republic of more than five percent (5%) of any amount due hereunder, then Republic shall, promptly upon JHI’s request, tender the amount of such underpayment to JHI and reimburse JHI for such audit expenses.

16.2.
During the Term and for a period of one year thereafter, JHI and all EROs shall (a) maintain reasonably adequate books and records with respect to the Program pursuant to Section 2 hereof, including without limitation information regarding EROs and ERO locations, and otherwise with respect to its obligations hereunder; (b) upon reasonable written request, provide access to such books and records to Republic and its authorized agents (including, but not limited to, its auditors); and (c) cooperate with, and provide to, Republic and such agents such assistance as they reasonably may require.  Republic shall pay for the expenses associated with the conduct of such audit, provided that if such audit reveals an inaccurate calculation of customers of more than five percent (5%) for any Tax Season, then JHI shall, promptly upon Republic’s request, reimburse Republic for such audit expenses.  In addition, JHI acknowledge and agree that JHI and the EROs shall be subject to audit and review by Republic and the banking agencies having jurisdiction over Republic to the extent provided by law.  Nothing in this Section 16.2 supersedes JHI and its EROs’ obligation to retain all customer documents evidencing the Financial Products as set out in the Program Guidelines and ERO Agreements.

16.3.
JHI agrees that Republic may audit all participating EROs, during and after Tax Season, for the purposes of maintaining compliance with the Program Guidelines.  Any such audits shall be conducted during the ERO’s regular business hours upon reasonable notice

16.4.
JHI agrees to implement additional criteria, which will be mutually agreed to by JHI and Republic, into JHI’s onsite, and/or other, evaluations of EROs and provide all results of said onsite and other evaluations to Republic upon request.

17.	Survival.

Upon the expiration or termination of this Agreement in accordance with the provisions of Article 8, no party shall remain liable to the other, except with respect to Articles 5.5(a), 11.1, 11.2, 11.3, 12.1, 12.2, 12.3, 13.1, 13.2, and Articles 14, 16, this Article 17, and Article 18, all of which shall survive the expiration and termination hereof.  Further, no party shall remain liable to the other beyond two (2) years after the termination of this Agreement with respect to Articles 13.1, 13.2 or 13.3.  Provided, however, the obligation to retain customer documents described in Section 5.5 above shall survive until the expiration of Republic’s required retention period.

18.	Miscellaneous.

18.1.
Assignment.  This Agreement is binding on, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations under this Agreement (other than in the context of a change in control of a party) without the prior written consent of the other party.

18.2.	Notices.
   All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods:  (a) personal delivery against a signed receipt; (b) facsimile transmission (with confirmation of receipt as provided below); (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service.  Notices shall be sent to the appropriate party at its address or facsimile number given below (or as such other address or facsimile number for such party as shall be specified by notice given hereunder):

If to Republic:

Republic Bank & Trust Company
601 W. Market Street
Louisville, KY 40202

Attn:           William Nelson
                                President

with a copy to:

Republic Bank & Trust Company
601 W. Market Street
Louisville, KY 40202
Attn:           General Counsel

If to JHI:

Jackson Hewitt Inc.
3 Sylvan Way
Parsippany, NJ 07054
Attn:           Vice President, Financial Products

with a copy to:

Jackson Hewitt Inc.
3 Sylvan Way
Parsippany, NJ 07054
Attn:           Office of the General Counsel

If to JHTSL:

Jackson Hewitt Technology Services LLC
501 N. Cattlemen Road, Suite 300
Sarasota, FL  34232
Attn:           Vice President & Chief Technology Officer

with a copy to:

Jackson Hewitt Technology Services LLC
501 N. Cattlemen Road, Suite 300
Sarasota, FL  34232
Attn:           Office of the General Counsel

All such notices and communications shall be deemed delivered upon (a) actual receipt thereof by the addressee, (b) actual delivery thereof to the appropriate address, or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error.  In the case of notices sent by facsimile transmission, the sender shall contemporaneously dispatch a copy of the notice to the addressee at the address(es) indicated above by an overnight courier service.  However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

18.3.
Severability; Construction.  The parties agree that if any provision of this Agreement shall be determined by any court of competent jurisdiction to be void or otherwise unenforceable, then such determination shall not affect any other provision of this Agreement, all of which other provisions shall remain in effect.  If any provision were capable of two constructions, one of which would render the provision valid and the other invalid, then the provision shall have the meaning that renders it valid.  In the event that any provision hereof pertaining to fees, commissions or underwriting criteria is held to be invalid, then the parties shall endeavor in good faith the redesign the Program or the terms thereof in a manner consistent with the intent and economic effect of this Agreement.

18.4.
Waiver.  No waiver of any breach of this Agreement shall be effective unless in writing and signed by an authorized representative of the waiving party.  The waiver of any breach hereof shall not operate or be construed as a waiver of any other or subsequent breach.

18.5.
Integration; Subordination of JHI Obligations.  This Agreement, together with any Exhibits hereto and all agreements or documents related hereto or delivered hereunder express fully the entire understanding and agreement of the parties concerning the subject matter hereof, and all prior understandings or commitments of any kind, whether oral or written, concerning such subject matter are hereby superseded (other than those obligations which, by their terms and nature, survive termination or expiration).  Whenever it states in this Agreement that JHI shall cause the EROs to perform any act or do anything, and such performance is also required of the ERO by the terms of the ERO Agreement by and between the ERO and Republic, the provisions of the ERO Agreement shall control and JHI’s obligations shall be subordinate to the obligations of the ERO.

18.6.	Amendment. This Agreement may not be amended or modified other than by a written agreement executed by both parties.

18.7.	Headings. Headings used in this Agreement are for convenience of reference only and do not define, interpret, describe the scope of or otherwise affect any provision hereof.

18.8.
Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same instrument.

18.9.
Further Assurances. From time to time following the execution of this Agreement, each party agrees to do such things and execute and deliver such documents as may reasonably be necessary to effectuate the intent and purposes of this Agreement.

18.10.
No Third Party Beneficiaries.  This Agreement has been made for the sole benefit of Republic and JHI and is not intended to, and shall not, confer any benefit or rights upon, nor may it be enforced by, any other person.

18.11.
Publicity; Disclosure.  Neither party shall issue any press release relating to this Agreement without the prior consent of the other party.  Each party hereto shall be permitted to disclose this Agreement to the extent such party determines that such disclosure is required by applicable law.

19.	Technology Services. JHTSL shall provide certain technology services in connection with the Program as set forth in this Section 19 of this Agreement.

19.1.
The Services.  In advance of each Tax Season during the Term (as defined in Section 8.1), the parties  shall mutually agree on the technology needs related to the Program for each Tax Season (or other related period), including systems and software modification, incorporation and implementation of specifications in, and the coordination of systems between, ProFiler®, the Jackson Hewitt Tax Service electronic filing software program and the related systems and servers (“ProFiler”) and Republic’s systems (collectively, the “Services”). JHTSL shall provide the agreed upon Services.  JHTSL shall provide additional technology services upon the terms and conditions to be agreed in writing with Republic.  JHTSL shall provide a system whereby customers who choose a Financial Product may transmit requests to receive an AR from Republic.  In addition, customers shall also have the ability to transmit requests to receive a RAL.  A Transmitter fee in the name of JHTSL shall be permitted to be charged in connection with the AR not to exceed $30.

19.2.
Deliverables.  In advance of each Tax Season, JHTSL and Republic shall agree in writing as to the Deliverables required under this Agreement for the relevant Tax Season (or other related period) and the timeline of the required Deliverables. As used herein, “Deliverables” shall include, but not be limited to, all obligations and procedures required of both parties in this Agreement.  The parties agree that they shall provide the agreed-upon Deliverables.  In the event the parties are unable to reach agreement on the nature or scope of Deliverables or related timeline, the parties shall seek the assistance of a mediator to assist them in such efforts.  Each party shall use reasonable efforts to implement all requested Deliverables on or before mutually agreed upon completion dates, but shall not be held liable for matters not completed for the beginning of a Tax Season if such requests have been agreed to after August 31st preceding a Tax Season.  The agreed upon Deliverables shall be documented and may be amended from time to time by mutual agreement of the parties.

19.3.
Obligations and Procedures.  JHTSL agrees, in connection with the operation of the Program, to perform, and enable ProFiler to perform all required functions, including, as applicable, the following specific duties:

(a)	Personnel. JHTSL shall devote a sufficient number of employees to meet its obligations under this Agreement.

(b)	System Errors. JHTSL shall consult with Republic to develop a process for eliminating transmission errors, to the extent practicable.

(c)
Computer Network.  JHTSL shall establish and maintain a technology and communication center, at a location designated by JHTSL, for use in electronically transmitting returns, applications and other related materials to Republic in a secure manner.

(d)
Transmission of Customer Information.  JHTSL shall assure that after  it has transmitted the customer’s income tax return to the IRS and received from the IRS acknowledgment of its acceptance thereof and the debt indicator relating thereto (to the extent provided) as described by Chapter 3 of the IRS e-file Handbook for Authorized IRS e-file Providers of Individual Income Tax Returns (Publication 1345, including Rev. Proc. 2000-31), as the same may be amended from time to time (the “Notification”), JHTSL shall electronically transmit to Republic all data required to be extracted from the IRS transmission file and the Republic customer application in accordance with Republic’s File Layouts and Specifications (“Specifications”), which shall be provided to JHTSL no later than the October 1 immediately preceding each Tax Season and shall be incorporated herein by reference, together with information, if any, received in the Notification.  Notwithstanding the foregoing, if Republic shall notify JHTSL that it is no longer accepting Applications from an ERO, then JHTSL shall immediately halt all transmissions to Republic in respect of such ERO.  In the event it no longer becomes feasible to process Applications in the manner specified in this Section 19 herein due to circumstances beyond the control of the parties, then the parties shall endeavor in good faith to take all commercially reasonable actions necessary to promptly modify the Program so as to resolve the problems.

(e)
Check Disbursements. If a customer has chosen a Republic check as the method of disbursement, then upon receipt of notice from Republic that it has approved a customer’s RAL Application, or that the IRS has funded a customer’s AR, JHTSL shall transmit a check print authorization to the ERO to permit the ERO to print a disbursement check from the consecutively numbered blank check stock supplied to it by Republic.  Such check shall evidence the amount of the RAL or AR, less all fees and charges authorized by the customer to be deducted therefrom, and shall bear an imprint of the facsimile signature of an authorized Republic signatory as provided by Republic.

(f)
Check Reconciliations.  JHTSL shall immediately transmit to Republic a check reconciliation file, the content and layout of which are described in the Specifications, with respect to each check as to which it has received from the ERO confirmation that the check was printed.

(g)	Data Processing Systems.

(i)
Republic Communications.  During the Term, JHTSL shall develop, maintain and operate data processing systems and programs that are capable of electronically transmitting and receiving all information, records and file formats required by the Specifications. Except as limited by Section 13.1 hereof, JHTSL shall be responsible for any losses directly attributable to the failure of JHTSL’s data processing systems and programs to electronically transmit and receive records and files in accordance with the requirements set forth in the Specifications.

(i)
Electronic Filing Software.   JHTSL shall distribute to each participating ERO its proprietary electronic filing software, ProFiler, which shall (i) enable the ERO to prepare accurately and electronically file returns to the IRS through JHTSL and (ii) accurately populate all documents required by Republic in the Specifications including Truth-in-Lending Act Disclosure Statement and Itemization of fees, applicable State Disclosure Documents (as defined in the Program Agreement) and Applications based upon information input by the tax preparer.

(ii)
Check Writing Software.  JHTSL shall distribute to each participating ERO a check writing program, which program shall permit (i) checks to be written only in the name of the customer as directed by Republic and only in the amount approved by Republic, (ii) the printing of the Truth-in-Lending Act Disclosure Statement and Itemization of fees (the text of which shall be provided in the Specifications) on a perforated stub of the Republic blank check form, and (iii) the printing of additional disbursement checks in the event that additional funds are received and owing to the customer.

19.4.
Software.  Republic shall provide no fewer than 30 test transmissions in a test environment on or before November 1st preceding each Tax Season during the Term to ensure accuracy and functionality of all such software which test cases will be performed by JHTSL which results shall be shared with Republic.  Based on the results of the test cases, Republic shall approve or disprove software implemented for use in connection with the performance of this Agreement, including software that is embedded in, or otherwise is utilized in connection with, ProFiler

19.5.
Insurance.  JHTSL agrees to procure and maintain Commercial General Liability insurance of not less than Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) in the aggregate and Professional Liability Insurance with policy limits of not less than Four Million Dollars ($4,000,000) per claim in the aggregate.  JHTSL agrees to provide proof of said insurance upon Republic’s request.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by a duly authorized officer of each party as of the date set forth above.

REPUBLIC BANK & TRUST COMPANY		JACKSON HEWITT INC.

By:	/s/ William R. Nelson	By:	/s/ Robert D. Moore

Name:	William R. Nelson	Name:	Robert D. Moore

Title:	President – TRS	Title:	VP – Financial Products

Date:	8/3/11	Date:	8/3/11

JACKSON HEWITT TECHNOLOGY SERVICES LLC

By:	/s/ Michele L. Geraci

Name:	Michele L. Geraci

Title:	VP

Date:	8/3/11